                                                                EXHIBIT (a)(14)
MMI COMPANIES, INC.-Registered Trademark-                            [MMI LOGO]
540 Lake Cook Road - Deerfield, Illinois 60015-5290
                                              - 847-940-7550 - FAX 847-940-2372

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN OR INTO CANADA, AUSTRALIA OR JAPAN

CONTACT: Paul Orzech
         Chief Financial Officer
         847-374-2369

                MMI COMPANIES, INC. ANNOUNCES SUCCESSFUL COMPLETION OF
                         EXCHANGE OFFER FOR UNIONAMERICA ADSS

MMI STOCKHOLDERS APPROVE ISSUANCE OF COMMON STOCK IN CONNECTION WITH TRANSACTION

    DEERFIELD, IL, December 8, 1997 MMI Companies, Inc. (NYSE:MMI) announced today that 8,424,421 Unionamerica Holdings plc (Unionamerica) (NYSE:UA) American Depositary Shares (ADSs), (which includes 4,272,983 ADSs subject to irrevocable undertakings), representing 99.0% of the total issued Unionamerica ADSs have been tendered and not validly withdrawn pursuant to MMI's exchange offer to acquire the whole of the issued share capital of Unionamerica at an exchange ratio of 0.836 shares of MMI Common Stock for each ADS tendered (the Offer).
All other conditions to the Offer have now either been satisfied or waived. MMI has declared the Offer for Unionamerica ADSs unconditional in all respects, and the Expiration Date of 12:00 midnight, New York City time, on December 5, 1997, has not been extended. MMI now intends to acquire compulsorily the remaining 85,736 outstanding Unionamerica shares represented by ADSs on the same terms offered in the Offer in accordance with the Companies Act 1985 of Great Britain.

    At a special meeting of stockholders on December 5, 1997, MMI stockholders approved the issuance of MMI Common Stock in connection with the transaction.

    B. Frederick Becker, Chairman and CEO of MMI, commented, "We are pleased by the approval from MMI stockholders in favor of our strategic acquisition of Unionamerica and we welcome our new stockholders. The acquisition of Unionamerica is an important step in the continued growth of MMI's business. Not only are we teaming up with a quality organization that provides a stronger foundation for international expansion, Unionamerica's management team adds depth to our underwriting capability."

    Mr. Becker added that the companies have many commonalities, including a strong focus internationally on medical malpractice insurance. "We look forward to the many opportunities that will result for the combined companies and our employees, clients, and business partners." Mr. Becker stated that he anticipates no significant changes to Unionamerica's operations and its commitment to sustained profitability, targeted growth, underwriting excellence and strong management.

    Founded in 1971, Unionamerica's operating subsidiary, Unionamerica Insurance Company Limited, is a specialty casualty and property reinsurer and insurer operating in the London-based reinsurance and insurance markets. Unionamerica's core business is professional indemnity reinsurance (including malpractice reinsurance for groups of healthcare providers, lawyers, and other professionals) as well as casualty reinsurance and insurance for a variety of U.S. single industry and/or single state risks. Unionamerica has been granted accredited or trusteed reinsurer status in 46 U.S. states and jurisdictions, including New York, Texas, Illinois, and California, and, additionally, is an approved or eligible excess and surplus lines insurer in 50 U.S. states and jurisdictions.

    MMI Companies, Inc. is an international healthcare risk management company with more than 20 years experience providing a wide range of products and services that help the healthcare industry manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides strategic consulting services, clinical risk management and operational consulting services, and insurance and reinsurance products to the healthcare industry. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas.

    Certain matters referred to herein contain forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations. To that extent, MMI claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. MMI assumes no duty to update such forward-looking statements. Readers are cautioned that important factors could affect the future results of MMI and cause those results to differ materially from those expressed in such forward-looking statements. These factors include successful execution of the Company's operating plans, actions of competitors with respect to products and pricing, evolution of the healthcare industry -- the Company's principal market, general equity market conditions, and regulatory and legal uncertainties.

MMI Companies is an international healthcare risk management company with more than 20 years experience providing a wide range of products and services that help the healthcare industry manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides professional liability insurance and reinsurance, education and information management products, clinical and financial risk management services, managed care design and infrastructure development, healthcare restructuring products and strategic management, and employee relations and human resource consulting services. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas.

                                        # # #